Exhibit 10.3

2012 Genworth Financial, Inc.

Omnibus Incentive Plan

Stock Appreciation Rights with a Maximum Share Value -

Executive Officer Retention Agreement

Dear [Participant Name]:

This Award Agreement and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted Stock Appreciation Rights with a specified Maximum Share Value (the “SARs”). Each SAR entitles you to receive from the Company an amount equal to the excess of (i) either (a) the Fair Market Value of one Share on the date the SAR is exercised (in the case of a Regular Exercise described in Section 4(a) below) or (b) the Maximum Share Value (in the case of an Automatic Exercise described in Section 4(b) below), over (ii) the SAR Exercise Price. The amount of such difference, multiplied by the number of SARs exercised, shall be payable and delivered in Shares (based on the Fair Market Value of the Shares on the date of exercise), all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee. For purposes of this Agreement, Fair Market Value, as of any date, shall mean the closing price of the Shares on the immediately preceding day on which sales were reported on the principal securities exchange on which the Shares are listed.

a. Grant Date: October 31, 2012

b. Number of SARs: [SARs Granted]

c. SAR Exercise Price: [Exercise Price]

d. Vesting Date. The SARs shall not provide you with any rights or interests therein until the SARs vest and become exercisable. The SARs will vest and become exercisable on December 31, 2014, provided you have continued in the service of the Company or one of its Affiliates through such date.

e. Maximum Share Value: $75.00

f. Expiration Date: October 31, 2022

2.	Vesting, Exercisability and Expiration Date. The SARs shall vest and become exercisable only on and after the Vesting Date, and shall expire on the Expiration Date, except as follows:

a.	Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then any unvested SARs as of the date of your death shall immediately vest and become exercisable upon such death, and any unexercised SARs shall expire on the later of (i) the Expiration Date or (ii) twenty-four (24) months after the date of your death.

b.	Employment Termination Due to Transfer of Business to Successor Employer. If your service with the Company and its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then any unvested SARs shall continue to vest and become exercisable in accordance with the Vesting Dates, and any vested and unexercised SARs shall expire on the earlier of (i) five (5) years after the date of such termination of service or (ii) the Expiration Date; provided, however, that if you die less than twenty-four (24) months before the earlier of such dates, then any unvested SARs as of the date of your death shall immediately vest and become exercisable upon such death, and any unexercised SARs shall not expire until twenty-four (24) months after the date of your death.

c.	Employment Termination Less Than One Year After Grant Date. If your service with the Company and its Affiliates terminates for any reason other than death or due to the transfer of a business operation of the Company to a successor employer before the first anniversary of the Grant Date, then the SARs shall immediately expire upon such termination.

d.	Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, your service with the Company and its Affiliates terminates as a result of any of the reasons set forth below, each as defined below or determined in accordance with rules adopted by the Committee, then the Vesting Dates and Expiration Date shall be automatically adjusted as provided below:

(i)	Termination for Total Disability. If your service with the Company and its Affiliates terminates as a result of your Disability, then any unvested SARs as of the date of such termination shall immediately vest and become exercisable upon such termination, and any unexercised SARs shall expire on the Expiration Date; provided, however, that if you die less than twenty-four (24) months before the Expiration Date, then any unexercised SARs shall not expire until twenty-four (24) months after the date of your death. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

(ii)	Voluntary Termination or Termination for Cause. If your service with the Company and its Affiliates terminates as a result of your voluntary termination or termination for Cause, then the SARs, whether or not vested and exercisable as of the date of such termination, shall immediately expire upon such termination. For purposes of this Award Agreement, “Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company and its Affiliates (other than any such failure resulting from your Disability; (ii) your willful engagement in conduct (other than conduct covered under clause (i) above) which is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iii) your violation of material Company or Affiliate policy, or your breach of noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

(iii)

Termination for Layoff. If your service with the Company and its Affiliates terminates as a result of a Layoff, then any unvested SARs as of the date of such termination shall immediately expire upon such termination, and any vested and unexercised SARs as of the date of such termination shall expire on the earlier of

(i) one (1) year after the date of such termination of service or (ii) the Expiration Date; provided, however, that if you die before the earlier of such dates, then the vested and unexercised SARs as of the date of such termination shall not expire until twenty-four (24) months after the date of your death. For purposes of this Award Agreement, “Layoff” shall mean a job loss due to any reduction in the work force of indefinite duration.

(iv)	Termination Due to Other Reasons. If your service with the Company and its Affiliates terminates for any other reason, and you and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then any unvested SARs as of the date of such termination shall immediately expire upon such termination, and any vested and unexercised SARs as of the date of such termination shall expire on the earlier of (i) three (3) months after the date of such termination of service or (ii) the Expiration Date; provided, however, that if you die before the earlier of such dates, then any vested and unexercised SARs as of the date of such termination shall not expire until twenty-four (24) months after the date of your death. Notwithstanding the foregoing, in the event you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company and its Affiliates and (i) you experience a Qualified Termination during the term of the Company’s 2012 Key Employee Severance Plan (which pursuant to such Plan will cause all of your SARs to become immediately vested as of your Qualified Termination) or (ii) you voluntarily resign after the Vesting Date, then any vested and unexercised SARs shall remain outstanding and shall expire on the Expiration Date.

3.	Change of Control. Notwithstanding anything herein to the contrary, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed:

a.	Upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain this Award of SARs, the SARs shall fully vest and become exercisable as of the effective date of the Change of Control; an amount determined below shall be distributed or paid to you within thirty (30) days following the effective date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and the SARs shall thereafter terminate.

b.	If a Change of Control occurs and the Successor Entity Assumes and Maintains this Award of SARs, and if your service with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (other than such termination resulting from your death or Disability) or by you for Good Reason within twelve (12) months following the effective date of the Change of Control, then the SARs shall fully vest and become exercisable as of the date of such termination of service; an amount determined below shall be distributed or paid to you within thirty (30) days following the date of such termination of service in cash, Shares, other securities, or any combination, as determined by the Committee; and the SARs shall thereafter terminate.

The amount to be distributed or paid to you pursuant to this paragraph 3 shall be equal to the excess of the Fair Market Value of one Share over the SAR Exercise Price, with such excess multiplied by the number of such SARs, as of (i) the effective date of the Change of Control in the case of subparagraph a. above or (ii) the date of such termination of service in the case of subparagraph b. above.

For purposes of this Award Agreement, “Good Reason” shall mean any reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

4.	Method of Exercise. You, or your representative upon your death, may exercise the vested SARs at any time prior to the expiration of such SARs.

a.	Regular Exercise. Vested SARs may be exercised by written notice to the Vice President-Compensation and Benefits, specifying the number of SARs you then desire to exercise and how any applicable tax withholding will be satisfied, or by such other means as the Committee shall prescribe (a “Regular Exercise”).

As soon as practicable after receipt of such written notification, the Company shall issue or transfer to you, the number of Shares to which you are entitled based on the exercise of such SARs. Upon receipt of applicable withholding taxes, the Company shall deliver to you a certificate or certificates, or evidence of book entry, with respect to such Shares. No fractional Shares shall be issued or delivered. Fractional Shares shall be paid out in cash.

b.	Automatic Exercise. If the Fair Market Value of a Share equals or exceeds the Maximum Share Value on any day during the term of the SARs, the vested and unexercised portion of the SARs, if any, shall be automatically exercised on such date without further action or notice by the Company or you (an “Automatic Exercise”).

As soon as practicable following an Automatic Exercise, the Company shall issue or transfer to you, the number of Shares to which you are entitled based on such Automatic Exercise, net of Shares to be withheld by the Company having a Fair Market Value equal to the minimum amount required to be withheld for tax purposes. The Company shall deliver to you a certificate or certificates, or evidence of book entry, with respect to such Shares. No fractional Shares shall be issued or delivered. Fractional Shares shall be paid out in cash.

c.	Who Can Exercise. Except as provided in the Plan, during your lifetime, the SARs shall be exercisable only by you. No assignment or transfer of the SARs, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever. Upon your death, your estate (or the beneficiary that receives the SARs under your will) may exercise the vested SARs.

d.	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount in cash or Shares (including “sell to cover” arrangements whereby the company has the right to sell shares on your behalf to cover the taxes) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. Unless otherwise determined by the Committee, the Company shall satisfy such withholding requirement by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.

5.	Nontransferability. The SARs awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the SARs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the SARs, your right to such SARs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

6.	Requirements of Law. The granting of the SARs and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The SARs shall be null and void to the extent the grant of the SARs or exercise thereof is prohibited under the laws of the country of your residence.

7.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

8.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

9.	Plan; Prospectus and Related Documents; Electronic Delivery.

a. A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b. As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. You can access the prospectus on the Company’s intranet via the following web address: http://welcometo.genworth.net/PlanProspectus. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c. The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

d. By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

10.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

11.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

12.	Entire Agreement. Except as set forth in Section 13 below, this Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the SARs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

13.	Compensation Recoupment Policy. Notwithstanding Section 12 above, this Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

14.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the SARs and/or Shares issued pursuant to the Plan and this Award Agreement.